Exhibit 99.1
Peerless Mfg. Co. Reports First Quarter Fiscal Year 2007 Financial Results
Dallas, Texas November 13, 2006 — Peerless Mfg. Co. (the “Company”), (Nasdaq: PMFG), today reported its financial results for the three months ended September 30, 2006.
Revenues for the first quarter were $14.6 million, an increase of $3.0 million, or 25.7%, compared to revenues of $11.6 million for the three months ended September 30, 2005. The Company recorded net income for the first quarter of $451,000 or $0.14 per diluted share for the quarter, an increase of $1.1 million, or 165.5%, compared to a net loss of $689,000 or ($0.23) per diluted share for the three months ended September 30, 2005.
The Environmental Systems segment revenues for the quarter were $4.6 million, an increase of $1.3 million, or 41.3%, compared to revenues of $3.3 million for the three months ended September 30, 2005. The Environmental Systems segment operating income was $932,000 for the quarter, an increase of $1.2 million, compared to an operating loss of $281,000 for the three months ended September 30, 2005.
The Separation / Filtration Systems segment revenues for the quarter were $10.0 million, an increase of $1.6 million, or 19.7%, compared to revenues of $8.4 million for the three months ended September 30, 2005. The Separation / Filtration Systems segment operating income was $908,000, an increase of $642,000, compared to an operating income of $266,000 for the three months ended September 30, 2005.
At September 30, 2006, the Company reported net assets of $27.0 million, working capital of $24.1 million and a current ratio of 2.3 to 1.0, and $3.5 million available to borrow under its revolving credit facility.
The Company’s backlog at September 30, 2006 was $34.0 million, compared to $40.0 million at June 30, 2006.
Mr. Peter J. Burlage, President and Chief Executive Officer of the Company, stated, “The Company is very pleased to report an earnings increase of over $1.1 million from the first quarter of last year on a revenue increase of $3.0 million. Both of the Company’s business segments reported increases in revenues and improved operating income. We believe the markets we serve will continue to provide us with opportunities for revenue and earnings growth during fiscal year 2007. The Company’s financial position, liquidity and capital resources at September 30, 2006 are sufficient to meet the Company’s needs.”

About Peerless Mfg. Co.
Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, President and Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended September 30,
Operating Results	2006	2005
Revenues	$14,638	$11,642
Cost of goods sold	10,243	9,289

Gross profit	4,395	2,353
Operating expenses	3,743	3,506

Operating income (loss)	652	(1,153)
Other income	43	113
Income tax benefit (expense)	(244)	351

Net earnings (loss)	$451	$(689)

Earnings (Loss) per Share
Basic	$0.14	$(0.23)
Diluted	$0.14	$(0.23)

Weighted Average Shares Outstanding
Basic	3,128	3,037
Diluted	3,191	3,037

	September 30,	June 30,
Condensed Balance Sheet Information	2006	2006

Current Assets	$43,291	$45,172
Total Assets	$46,229	$48,159
Current Liabilities	$19,240	$22,242
Shareholders’ Equity	$26,989	$25,917